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                                                                 EXHIBIT 11.1

                             UNISYS CORPORATION
              STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
              FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                (UNAUDITED)
                      (Millions, except share data)
                                                  1998             1997
                                               -----------     -----------
Basic Earnings Per Common Share

Net income                                     $     152.8     $      61.2
Less dividends on preferred shares              (     53.3)     (     57.9)
                                               -----------     -----------
Net income available to common stockholders    $      99.5     $       3.3
                                               ===========     ===========

Weighted average shares                        249,703,734     173,114,612
                                               ===========     ===========
Basic earnings per share                       $       .40     $       .02
                                               ===========     ===========

Diluted Earnings Per Common Share

Net income available to common stockholders    $      99.5     $       3.3
Plus impact of assumed conversions
  Interest expense on 8 1/4% Convertible Notes
    due 2006, net of tax                                .8
                                               -----------     -----------
Net income available to common
  stockholders plus assumed conversions        $     100.3     $       3.3
                                               ===========     ===========

Weighted average shares                        249,703,734     173,114,612
Plus incremental shares from assumed
  conversions
  Employee stock plans                          10,761,749       1,609,251
  8 1/4% Convertible Notes due 2006              4,031,138
                                               -----------     -----------
Adjusted weighted average shares               264,496,621     174,723,863
                                               ===========     ===========
Diluted earnings per share                     $       .38     $       .02
                                               ===========     ===========

The average shares listed below were not
included in the computation of diluted
earnings per share because to do so would
have been antidilutive for the periods
presented.
  8 1/4% convertible notes due 2006                             43,490,909
  8 1/4% convertible notes due 2000                             33,697,387
  Series A preferred stock                      47,450,133      47,454,085

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